EXHIBIT 99
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Press Release
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                                                     Contact:  Candace Leatham
Sussex Bancorp                                       Senior VP/Treasurer
399 Route 23                                         (973) 827-2914
Franklin, NJ 07416


                            SUSSEX BANCORP ANNOUNCES
                              THIRD QUARTER RESULTS

     FRANKLIN, NEW JERSEY -October 18, 2001 - Sussex Bancorp (AMEX "SBB") announced today that for the third quarter ended September 30, 2001, the Company earned net income of $174,000, consistent with net income of $192,000 in the third quarter of 2000. The Company's total interest income increased to $2,905,000 for the quarter ended September 30, 2001 compared to $2,648,000 for the same period last year, primarily due to an increase of $138,000 to interest on Federal Funds Sold and $45,000 on interest on time deposits with other banks. The Company's interest expense increased to $1,462,000 for the quarter ended September 30, 2001 from $1,257,000 for the same period last year. The loan loss provision for the third quarter was $63,000 for both periods. The weighted average number of basic shares outstanding was 1,652,244 for third quarter 2001 and 1,494,467 for third quarter 2000, reflecting the purchase of shares of the Company's common stock by Lakeland Bancorp in the first quarter of this year. Basic earnings per share was $.11 and $.13 for the same period. The weighted average number of diluted shares outstanding was 1,671,890 for third quarter 2001 and 1,505,681 for third quarter 2000.

     For the nine months ended September 30, 2001, the Company earned net income of $624,000, an increase of $48,000 from the $576,000 earned for the same period last year. The Company's total interest income increased to $8,814,000 for the nine months ended September 30, 2001, primarily due to the increase in total loans including loans held for sale, as the Company's portfolio of loans, increased to $102.5 million at September 30, 2001 from $98.1 million at September 30, 2000. Basic earnings per share for the nine months ended were $.38 for 2001 and $.39 for 2000. The weighted average number of basic shares outstanding for the nine months ended September 30, 2001 and 2000 were 1,638,504 and 1,494,180 respectively. Diluted earnings per share for each of the two periods was $.38, respectively. The weighted average number of diluted shares outstanding for the nine months ended September 30, 2001 and 2000 were 1,656,435 and 1,504,756, respectively.

     The Company's interest expense increased to $4,427,000 for the nine months ended September 30, 2001 from $3,520,000 for the same period last year. The increase in both the three and nine month periods reflects the increase in the Company's total deposits to $174.8 million at September 30, 2001 from $142.2 million at September 30, 2000. At September 30, 2001 the Company had total assets of $198 million, compared to total assets of $156.4 million at September 30, 2000.

     Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $.05 per share, payable on November 26, 2001 to shareholders of record as of November 2, 2001.

     Mr. Donald L. Kovach, Chairman and CEO, stated: "The quarter ended September 30, 2001 was a difficult one for the economy and for America generally. A slowing economy was dealt a major set-back by the events of September 11, especially for those of us in the Greater New York market. Despite these factors, Sussex Bancorp's performance did not slip from last year, and our nine-month results show our enhanced earnings. We continue to acquire deposit market share in the Sussex County, New Jersey market. In addition, we are taking steps to diversify our product offerings and enhance our non-interest income through our Tri-State Insurance Agency, Inc. subsidiary. As a sign of our commitment to shareholder value and our optimism about the future, our Board has declared the current cash dividend."

     Effective October 1, 2001, Sussex Bancorp acquired Tri-State Insurance Agency Inc., a Sussex County, New Jersey based full service insurance agency. As the acquisition occurred after the close of the Company's third quarter and was accounted for under the purchase method of accounting. Tri-State's results are not reflected in the Company's results for the quarter ended September 30, 2001.

     Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Company, Inc., a full service insurance agency located in Sussex County, New Jersey.

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